FIRST SUPPLEMENTAL INDENTURE dated as of November 13,
                  1998, between FINANCIAL SECURITY ASSURANCE HOLDINGS LTD., a New York corporation (the "Company"), and FIRST UNION NATIONAL BANK, a national banking association, as trustee (the "Trustee").

            WHEREAS the Company desires to supplement the Indenture dated as of September 15, 1997, between the Company and the Trustee (the "Indenture"); and

            WHEREAS all capitalized terms used herein but not defined herein are used as defined in the Indenture.

            NOW THEREFORE, the Company covenants and agrees with the Trustee as follows:

            SECTION 1. Amendments to Sections 5.01 and 13.03 of the Indenture. Pursuant to Section 8.01(d) of the Indenture (a) Section 5.01 of the Indenture is hereby amended by (i) deleting the word "Debentures" in Paragraph (f) thereof and substituting therefor the word "Debt Securities" and (ii) deleting in its entirety the proviso occurring at the end of each of the first two sentences of the paragraph immediately following Paragraph (i) thereof and (b) Section 13.03 of the Indenture is hereby amended by inserting immediately after the reference to Section 3.06 therein the following words: "and Section 3.07".

            SECTION 2. Ratification of Indenture. The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

            SECTION 3. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

            SECTION 4. Governing Law. This First Supplemental Indenture and each Debt Security shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.
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            SECTION 5. Counterparts. This First Supplemental Indenture may be
executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

            SECTION 6. Successors. All agreements of the Company or the Trustee in this First Supplemental Indenture shall bind their respective successors and assigns.

            IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

                                                FINANCIAL SECURITY ASSURANCE
                                                HOLDINGS LTD.

                                                  by
                                                     --------------------------
                                                     Name:
                                                     Title:

[Seal]

                                                FIRST UNION NATIONAL BANK,
                                                as Trustee

                                                  by
                                                     --------------------------
                                                     Name:
                                                     Title: